EXHIBIT 23









                   CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the inclusion of our report dated January 23, 2004 on the financial statements of AEI Income and Growth Fund 25 LLC as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and the period from inception (June 24, 2002) to December 31,
2002 and our report dated January 23, 2004 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2003 and 2002 in the Form SB-2 Post-effective Amendment #6 Registration Statement including Supplement No. 6 of AEI Income and Growth Fund 25 LLC dated on or about December 15, 2004 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.


                         /s/  Boulay, Heutmaker, Zibell &  Co. P.L.L.P
                                    Certified Public Accountants

Minneapolis, Minnesota
December 15, 2004